Exhibit 99.1

SRM Entertainment Reports Third Quarter 2023 Financial Results

Completed NASDAQ listing

Launched Smurfs & Zoonicorn Sip with Me® cups

Multi-year license agreements

JUPITER, FL / November 14, 2023 – SRM Entertainment, Inc. (Nasdaq: SRM) (the “Company” or “SRM”) is a trusted toy and souvenir designer and developer, selling into the world’s largest theme parks and entertainment venues, announced its fiscal results for the third quarter ended September 30, 2023.

SRM had sales of $1,128,062 and $1,517,546 for the three months ended September 30, 2023 and 2022. The decrease in sales can be attributed to certain theme parks rebalancing and adjusting inventory balances post COVID-19. Cost of goods sold varies directly with sales with only a difference in margins. Due to a 2022 one-time adjustment in VAT tax for goods sold in Beijing, our overall gross margins were increased to approximately 26%. Our normalized gross margins of approximately 20% were reflected for the quarter ended September 30, 2023.

Operating expenses for the three months ended September 30, 2023 and 2022 were $1,717,777 and $159,375, respectively. The increase was due to new expenses primarily related to the Company’s initial public offering including legal fees, audit and accounting fees, insurance, investor and public relations, regulatory and exchange fees.

	Nine Months Ended September 30
Income statements	2023	2022
Revenue
Sales	$4,556,905	$5,199,807
Cost of Sales	3,583,713	4,195,629
Gross profit	973,192	1,004,178

Operating expense	2,227,433	470,673

Net Income (loss)	(1,296,729)	$533,520

Throughout Q3 2023, SRM focused on its business plan to allow the Company to deliver future growth. Our management team is building strong relationships with content providers, retailers, and third-party manufacturers as we move innovative products from concept to design.

SRM successfully completed its initial public offering in August 2023. Since that time, we’ve been expanding beyond our core international theme park business, adding to our licensing relationships with established content providers. Sip with Me® children’s cups were launched featuring Smurfs and Zoonicorn franchise characters. SRM’s design team continued to create new and innovative products for Orlando’s top theme parks.

“The SRM team delivered strong operational performance in the third quarter. We plan to build on the momentum and success we have had with many of our innovative products this year as we move into 2024. We continue to execute our strategic priorities, including our recently launched SMURF and Zoonicorn Sip with Me® collections. These products should help build on SRM’s strategy to expand our core business and add new licensing partnerships” stated Rich Miller SRM’s CEO.

About SRM Entertainment, Inc.

SRM Entertainment, Inc. designs, develops, and manufactures custom toys and souvenirs for the world’s largest theme parks and entertainment venues. The Company provides exclusive custom products that are available worldwide at venues such as Walt Disney Parks and Resorts, Universal Studios, SeaWorld and other attractions. Additionally, SRM recently launched its retail product line which includes its patented SMURFS Sip with Me cups.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the registration statement for the Offering filed with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media and Investor Relations

Info@SRMentertainment.com

(407)-230-8100